EXHIBIT 13.2


                        ORGANIZATIONAL EXPENSES AGREEMENT

   HX Funds, Inc., a Maryland corporation (the "Company") and Van Wagoner Capital Management, Inc., a California corporation (the "Adviser"), in consideration for the engagement by the Adviser as the investment adviser for the series of the Company set forth on Appendix A hereto (the "Funds") pursuant to separate agreements, hereby agree as follows:

   1. Advancement of Expenses. The Adviser shall pay all of the organizational expenses of the Funds, including but not limited to initial fees for registration of the shares of the Funds under applicable law and fees for services rendered prior to the commencement of the initial public offering of shares of the Funds, subject to the right to be reimbursed pursuant to paragraph 2.

   2. Reimbursement and Amortization of Expenses. The Funds shall amortize the organizational expenses over a period of 60 months beginning with the month in which the Funds commence the initial public offering of shares of the Funds, and the Funds shall reimburse the Adviser during the period of such amortization.

   3. Limitation on Reimbursement. If the Funds should be liquidated during such 60-month period prior to the complete amortization of all organizational expenses, neither the Funds nor the Company shall have any duty to reimburse the Adviser for organizational expenses unamortized as of the time of liquidation.

   4. Limitation on Redemption of Initial Investment. The Adviser agrees that, in the event that it or any transferee thereof redeems any percentage of the Adviser's initial investment in the Funds prior to the 60-month amortization period, the Company is authorized to reduce the redemption proceeds to cover any unamortized organizational expenses in the same proportion as the number of initial shares being redeemed bears to the number of initial shares outstanding at the time of redemption. If, for any reason, said reduction of redemption proceeds is not in fact made by the Company in the event of such a redemption, the Adviser agrees to reimburse the Company immediately for any unamortized organizational expenses in the proportion stated above.

   Dated:  November 27, 1995

   HX Funds, Inc.                     HX Capital Management, Inc.
   ("Company")                        ("Adviser")

   By: /s/ Garrett VanWagoner         By: /s/ Garrett VanWagoner
       Garrett VanWagoner                 Garrett VanWagoner

                                   Appendix A
                                to Organizational
                               Expenses Agreement



                             Dated November 27, 1995



                                 Micro-Cap Fund
                              Emerging Growth Fund
                                  Mid-Cap Fund